UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2011
Graymark Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 601-5300

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On April 30, 2011, Graymark Healthcare, Inc. (“we” or “Graymark”) entered into Subscription Agreements with MTV Investments, LP, Black Oak II, LLC, TLW Securities, LLC and Valiant Investments, LLC, an entity owned and controlled by Roy T. Oliver one of our controlling shareholders. The Subscription Agreements provide for the sale of 5,172,411 shares of our common stock, par value $0.0001 per share, at a price of $0.58 per share and warrants exercisable for 5,172,411 shares of our common stock at an exercise price of $0.45 per share. The warrants are exercisable beginning six months after the issue date and expire after three years.
On May 4, 2011, we closed on the sale of these securities. We received $2.0 million in cash and cancelled the outstanding promissory note in the amount of $1.0 million to Valiant Investments, LLC as payment of the purchase price. We intend to use the proceeds to repay short term obligations and to fund our working capital needs. Please see our Current Report on Form 8-K filed on March 22, 2011 for more information relating to our loan agreement with Valiant Investments.
A copy of form of Subscription Agreement and Warrant Agreement are filed herewith as Exhibits 10.1 and 10.2, respectively, and is incorporated herein by reference. The foregoing summary of the each of the Subscription Agreements and Warrant Agreements is qualified in its entirety by reference to the exhibits filed herewith.

Item 3.02	Unregistered Sales of Equity Securities.
Please see Item 1.01 above for the title, amount and terms of the securities issued.
No underwriters or placement agents were used by Graymark in connection with this transaction. The shares of common stock and warrants issued pursuant to the subscription agreements were issued in a private placement transaction pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2) and Regulation D promulgated thereunder. The purchasers, or their affiliates, are existing shareholders of the Company with a pre-existing relationship and are accredited investors.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1*	Form of Subscription Agreement

10.2*	Form of Warrant Agreement

*	Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALHCARE, INC.

Date: May 12, 2011	By:	/S/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Form of Subscription Agreement

10.2*	Form of Warrant Agreement

*	Previously filed.